Underlying supplement no. 940	Registration Statement no. 333-134553
To prospectus dated May 30, 2006 and	Dated September 21, 2007
prospectus supplement dated May 30, 2006	Rule 424(b)(2)

LEHMAN BROTHERS HOLDINGS INC.

The Nasdaq-100 Index® (NDX)

General

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Lehman Brothers Holdings Inc. may from time to time offer and sell notes linked to an index. This underlying supplement no. 940 describes the Nasdaq-100 Index® (the “Index”). The specific terms for each series of notes will be included in a product supplement. A separate term sheet or pricing supplement, as the case may be, will describe terms that apply specifically to the notes. We refer to such term sheets and pricing supplements generally as terms supplements. You should read the base prospectus, the MTN prospectus supplement, the relevant product supplement and any other related prospectus supplement, term sheet or pricing supplement, including the description of the Index set forth in this underlying supplement, carefully before you invest in the notes. Any terms used herein but not defined herein shall have the meanings given to them in the base prospectus, the MTN prospectus supplement or relevant product supplement or free writing prospectus. This underlying supplement may not be used to sell securities unless accompanied by the base prospectus, the MTN prospectus supplement, the relevant product supplement, the relevant terms supplements and any other related prospectus supplement.

Investing in notes linked to the Index involves a number of risks. See “Risk Factors” beginning on page US-1 in this underlying supplement no. 940 and “Risk Factors” in the relevant product supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this underlying supplement no. 940, the accompanying base prospectus, the MTN prospectus supplement, the relevant product supplement, the relevant terms supplements and any other related prospectus supplements. Any representation to the contrary is a criminal offense.

LEHMAN BROTHERS

September 21, 2007

The notes are not sponsored, endorsed, sold or promoted by The Nasdaq Stock Market, Inc. (“Nasdaq”) or any of its affiliates (Nasdaq and such affiliates, collectively, the “Corporations”). The Corporations have not passed on the legality or suitability of, or the accuracy or adequacy of descriptions and disclosures relating to the notes. The Corporations make no representation or warranty, express or implied, to the owners of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly, or the ability of the Nasdaq-100 Index® to track general stock market performance. The Corporations’ only relationship to Lehman Brothers Holdings Inc. (the “Licensee”) is in the licensing of the Nasdaq-100®, Nasdaq-100 Index® and Nasdaq® trademarks or service marks, and certain trade names of the Corporations and the use of the Nasdaq-100 Index®, which is determined, composed and calculated by Nasdaq without regard to the Licensee or the notes. Nasdaq has no obligation to take the needs of the Licensee or the owners of the notes into consideration in determining, composing or calculating the Nasdaq-100 Index®. The Corporations are not responsible for and have not participated in the determination of the timing of, prices at, or quantities of the notes to be issued or in the determination or calculation of the equation by which the notes are to be converted into cash. The Corporations have no liability in connection with the administration, marketing or trading of the notes.

THE CORPORATIONS DO NOT GUARANTEE THE ACCURACY AND/OR UNINTERRUPTED CALCULATION OF THE NASDAQ-100 INDEX® OR ANY DATA INCLUDED THEREIN. THE CORPORATIONS MAKE NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY THE LICENSEE, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE NASDAQ-100 INDEX® OR ANY DATA INCLUDED THEREIN. THE CORPORATIONS MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE NASDAQ-100 INDEX® OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL THE CORPORATIONS HAVE ANY LIABILITY FOR ANY LOST PROFITS OR SPECIAL, INCIDENTAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES, EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

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Underlying Supplement

Risk Factors	US-1
The Nasdaq-100 Index®	US-2

MTN Prospectus Supplement

Risk Factors	S-4
Description of the Notes	S-13
Supplemental United States Federal Income Tax Consequences	S-37
Certain ERISA Considerations	S-44
Plan of Distribution	S-45
Appendix A	A-1

Base Prospectus

Prospectus Summary	1
General Information	6
Cautionary Statement Regarding Forward-Looking Statements	6
Use of Proceeds	7
Ratios of Earnings to Fixed Charges and of Earnings to Combined Fixed Charges and Preferred Stock Dividends	7
Description of Debt Securities	8
Description of Warrants	19
Description of Purchase Contracts	23
Description of Preferred Stock	27
Description of Depositary Shares	30
Description of Common Stock	32
Description of Units	34
Form, Exchange and Transfer	37
Book-Entry Procedures and Settlement	38
United States Federal Income Tax Consequences	40
Plan of Distribution	54
Certain ERISA Considerations	58
Where You Can Find More Information	58
Legal Matters	59
Experts	59

In making your investment decision, you should rely only on the information contained or incorporated by reference in the relevant terms supplements, this underlying supplement no. 940, the relevant product supplement and the accompanying base prospectus and MTN prospectus supplement with respect to the notes offered and with respect to Lehman Brothers Holdings Inc. The relevant terms supplements, this underlying supplement no. 940, the relevant product supplement and the accompanying base prospectus and MTN prospectus supplement contain the terms of the notes and supersede all prior or contemporaneous oral statements as well as any other written materials including preliminary pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. We have not authorized anyone to give you any additional or different information. The information in the relevant terms supplements, this underlying supplement no. 940, the relevant product supplement and the accompanying base prospectus and MTN prospectus supplement may only be accurate as of the dates of each of these documents, respectively.

US-i

The notes described in the relevant terms supplements, this underlying supplement no. 940 and the relevant product supplement are not appropriate for all investors, and involve important legal and tax consequences and investment risks, which should be discussed with your professional advisers. You should be aware that the regulations of the National Association of Securities Dealers, Inc. and the laws of certain jurisdictions (including regulations and laws that require brokers to ensure that investments are suitable for their customers) may limit the availability of the notes. The relevant terms supplements, this underlying supplement no. 940, the relevant product supplement and the accompanying base prospectus and MTN prospectus supplement do not constitute an offer to sell or a solicitation of an offer to buy the notes in any circumstances in which such offer or solicitation is unlawful.

In this underlying supplement no. 940, the relevant terms supplements, the relevant product supplement and the accompanying base prospectus and MTN prospectus supplement, “we,” “us” and “our” refer to Lehman Brothers Holdings Inc., unless the context requires otherwise.

US-ii

RISK FACTORS

Your investment in the notes will involve certain risks. Investing in the notes is not equivalent to investing directly in the Index or any of the component stocks of the Index. In addition, your investment in notes entails other risks not associated with an investment in conventional debt securities. You should consider carefully the following discussion of risks before you decide that an investment in the notes is suitable for you. In addition, you should consider carefully the discussion of risks set forth in the relevant product supplement before you decide that an investment in the notes is suitable for you.

Nasdaq may adjust the Index in a way that affects its level and adversely affects the value of your notes, and Nasdaq has no obligation to consider your interests.

The Nasdaq Stock Market, Inc. (“Nasdaq”), the publisher of the Index, is responsible for calculating and maintaining the Index. We are not affiliated with Nasdaq in any way (except for licensing arrangements discussed below in “The Nasdaq-100 Index®”) and have no way to control or predict its actions including any errors in or discontinuation of disclosure regarding its methods or policies relating to the calculation of the Index.

Nasdaq can add, delete or substitute the stocks underlying the Index or make other methodological changes that could change the level of the Index. You should realize that changing the companies included in the Index may affect the Index, as a newly added company may perform significantly better or worse than the company or companies it replaces. Additionally, Nasdaq may alter, discontinue or suspend calculation or dissemination of the Index. Any of these actions could adversely affect the value of your notes. Nasdaq has no obligation to consider your interests in calculating or revising the Index. See “The Nasdaq-100 Index®.”

Neither Lehman Brothers nor any of its affiliates assumes any responsibility for the adequacy or accuracy of the information about the Index or Nasdaq contained in this underlying supplement or any public disclosure of information by Nasdaq. You, as an investor in the notes, should make your own investigation into the Index and Nasdaq.

We cannot control actions by the companies whose common stocks or other equity securities make up the Index.

We are not affiliated with any of the companies whose stock is included in the Nasdaq-100 Index®. As a result, we will have no ability to control the actions of such companies, including actions that could affect the value of the stocks underlying the Index or your notes. None of the money you pay us will go to Nasdaq or any of the companies included in the Index and none of those companies will be involved in the offering of the notes in any way. Neither those companies nor we will have any obligation to consider your interests as a holder of the notes in taking any corporate actions that might affect the value of your notes.

You will have no shareholder rights in issuers of stocks underlying the Index.

Investing in the notes is not equivalent to investing in the securities underlying the Index. As a holder of the notes, you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of the securities that make up the Index would have.

Changes that affect the Index will affect the market value of the notes and the amount you will receive at maturity.

Nasdaq’s policies concerning (i) the calculation of the Index, (ii) additions, deletions or substitutions of the component stocks of the Index and (iii) the manner in which changes affecting the component stocks or their issuers, such as stock dividends, reorganizations or mergers, are reflected in the Index, could affect the Index and, therefore, could affect the amount payable on the notes at maturity, and the market value of the notes prior to maturity. The amount payable on the notes and their market value could also be affected if Nasdaq changes these policies, for example by changing the manner in which it calculates the Index, or if Nasdaq discontinues or suspends calculation or publication of the Index, in which case it may become difficult to determine the market value of the notes.

THE NASDAQ-100 INDEX®

We have derived all information contained in this underlying supplement no. 940 regarding the Nasdaq-100 Index®, including, without limitation, its make-up, method of calculation, and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by, Nasdaq. We have not independently verified such information. We make no representation or warranty as to the accuracy or completeness of such information.

Additional information concerning the Index may be obtained at the Nasdaq website (www.nasdaq.com). Information contained in the Nasdaq website is not incorporated by reference in, and should not be considered part of, this underlying supplement or any terms supplement.

You can obtain the level of the Index at any time from the Bloomberg® service under the symbol “NDX,” or from the Nasdaq website at www.nasdaq.com.

Nasdaq-100 Index® Composition

The Nasdaq-100 Index® (NDX) is a modified market capitalization-weighted index of 100 of the largest stocks of non-financial companies listed on the Nasdaq Global Market or the Nasdaq Global Select Market tiers of the Nasdaq. The Index was launched on January 31, 1985, with a base index value of 250.00. On January 1, 1994, the base index value was reset to 125.00. The Index includes companies across a variety of major industry groups. The major industry groups covered in the Index are as follows: technology, consumer services, health care, industrials, consumer goods, telecommunications, basic materials, and oil & gas. Current information regarding the market value of the Index is available from the Nasdaq as well as numerous market information services.

The Nasdaq-100 Index® share weights of the component securities of the Nasdaq-100 Index® at any time are based upon the total shares outstanding in each of those securities and are additionally subject, in certain cases, to rebalancing. Accordingly, each underlying stock’s influence on the level of the Nasdaq-100 Index® is directly proportional to the value of its Nasdaq-100 Index® share weight.

The Index is calculated and maintained by Nasdaq. To be eligible for initial inclusion in the Index, a security must meet the following criteria:

(1)	All component stocks must be listed exclusively on the Nasdaq Global Select Market or the Nasdaq Global Market (unless the security was dually listed on another U.S. market prior to January 1, 2004 and has continously maintained that listing)

(2)	the security must be of a non-financial company;

(3)	the security may not be issued by an issuer currently in bankruptcy proceedings;

(4)	the security must have an average daily trading volume on the Nasdaq of at least 200,000 shares;

(5)	if the security is of a foreign issuer (a foreign issuer is determined based on its country of incorporation), it must have listed options on a recognized market in the United States or be eligible for listed-options trading on a recognized options market in the United States;

(6)	only one class of security per issuer is allowed;

(7)	the issuer of the security may not have entered into a definitive agreement or other arrangement that would result in the security’s no longer being Nasdaq-100 Index® eligible;

(8)	the issuer of the security may not have annual financial statements with an audit opinion that is currently withdrawn;

(9)	the security must have “seasoned” on the Nasdaq or another recognized market (generally, a company is considered to be seasoned if it has been listed on a market for at least two years; in the case of spin-offs, the operating history of the spin-off will be considered); and

(10)	if the security would otherwise qualify to be in the top 25% of the securities included in the Index by market capitalization for the six prior consecutive month-ends, then a one-year “seasoning” criterion would apply.

In addition, to be eligible for continued inclusion in the Index the following criteria apply:

(1)	The security’s listing must be exclusively on the Nasdaq Global Select Market or the Nasdaq Global Market (unless the security was dually listed on another U.S. market prior to January 1, 2004 and has continuously maintained that listing);

(2)	the security must be of a non-financial company;

(3)	the security may not be issued by an issuer currently in bankruptcy proceedings;

(4)	the security must have an average daily trading volume on the Nasdaq of at least 200,000 shares;

(5)	if the security is of a foreign issuer, it must have listed options or be eligible for listed-options trading on a recognized options market in the United States, as measured annually during the ranking review process;

(6)	the security must have an adjusted market capitalization equal to or exceeding 0.10% of the aggregate adjusted market capitalization of the Index at each month-end. In the event a company does not meet this criterion for two consecutive month-ends, it will be removed from the Index effective after the close of trading on the third Friday of the following month; and

(7)	the issuer of the security may not have annual financial statements with an audit opinion that is currently withdrawn.

These Nasdaq-100 Index® eligibility criteria may be revised from time to time by the Nasdaq without regard to any issue of notes.

Maintenance of the Nasdaq-100 Index®

The Nasdaq-100 Index® securities are evaluated on an annual basis, except under extraordinary circumstances which may result in an interim evaluation, as follows (this evaluation is referred to herein as the “Ranking Review”). Nasdaq-listed securities that meet the applicable eligibility criteria are ranked by market value. Nasdaq-100 Index®-eligible securities that are already in the Index and that are ranked in the top 100 eligible securities (based on market capitalization) are retained in the Index. A security that is ranked 101 to 125 is also retained, provided that such security was ranked in the top 100 eligible securities as of the previous Ranking Review or was added to the Index subsequent to the previous Ranking Review. Securities not meeting such criteria are replaced. The replacement securities chosen are those Nasdaq-100 Index® -eligible securities not currently in the Index that have the largest market capitalization. The data used in the ranking includes end-of-October Nasdaq market data and is updated for total shares outstanding submitted in a publicly filed SEC document via EDGAR through the end of November.

Generally, the list of annual additions and deletions is publicly announced via a press release in the early part of December, and replacements are made effective after the close of trading on the third Friday in December. Moreover, if at any time during the year, a Nasdaq-100 Index® security is no longer traded on the Nasdaq, or is otherwise determined by the Nasdaq to become ineligible for continued inclusion in the Index, the security will be replaced with the largest market capitalization security not currently in the Index and meeting the Index eligibility criteria listed above.

In addition to the Ranking Review, the securities in the Index are monitored every day by the Nasdaq with respect to changes in total shares outstanding arising from secondary offerings, stock repurchases, conversions or other corporate actions. The Nasdaq has adopted the following quarterly scheduled weight adjustment procedures with respect to those changes. If the change in total shares outstanding arising from a corporate action is greater than or equal to 5.0%, that change is made to the Index as soon as practical. Otherwise, if the change in total shares outstanding is less than 5.0%, then all those changes are accumulated and made effective at one time on a quarterly basis after the close of trading on the third Friday in each of March, June, September and December. In either case, the Nasdaq-100 Index® share weights for those underlying stocks are adjusted by the same percentage amount by which the total shares outstanding have changed in those Nasdaq-100 Index® securities. Ordinarily, whenever there is a change in the Nasdaq-100 Index® share weights or a change in a component security included in the Index, the Nasdaq adjusts the divisor to assure that there is no discontinuity in the level of the Index that might otherwise be caused by any of those changes.

Nasdaq-100 Index® Calculation

The Index is calculated under a modified capitalization-weighted methodology. The value of the Index equals the aggregate value of the Nasdaq-100 Index® share weights of each of the securities included in the Nasdaq-100 Index® multiplied by each such security’s last sale price, divided by an adjusted base period market value, and multiplied by the base index value. The Index is ordinarily calculated without regard to cash dividends paid on the securities included in the Index.

The Index is calculated under a “modified capitalization-weighted” methodology, which is a hybrid between equal weighting and conventional capitalization weighting. This methodology is expected to: (1) retain in general the economic attributes of capitalization weighting; (2) promote portfolio weight diversification (thereby limiting domination of the Index by a few large stocks); (3) reduce Nasdaq-100 Index® performance distortion by preserving the capitalization ranking of companies; and (4) reduce market impact on the smallest Nasdaq-100 Index® securities from necessary weight rebalancings.

Under the methodology employed, on a quarterly basis coinciding with the Nasdaq’s quarterly scheduled weight adjustment procedures, the Nasdaq-100 Index® securities are categorized as either “Large Stocks” or “Small Stocks”, depending on whether their current percentage weights (after taking into account scheduled weight adjustments due to stock repurchases, secondary offerings or other corporate actions) are greater than, or less than or equal to, the average percentage weight in the Index (i.e., as a 100-stock index, the average percentage weight in the Nasdaq-100 Index® is 1.0%).

This quarterly examination will result in a Nasdaq-100 Index® rebalancing if either one or both of the following two weight distribution requirements are not met: (1) the current weight of the single largest market capitalization Nasdaq-100 Index® security must be less than or equal to 24.0% and (2) the “collective weight” of those Nasdaq-100 Index® securities whose individual current weights are in excess of 4.5%, when added together, must be less than or equal to 48.0%. In addition, the Nasdaq may conduct a special rebalancing if it is determined necessary to maintain the integrity of the Index.

If either one or both of these weight distribution requirements are not met upon quarterly review, or if the Nasdaq determines that a special rebalancing is required, a weight rebalancing will be performed. First, relating to weight distribution requirement (1) above, if the current weight of the single largest Nasdaq-100 Index® security exceeds 24.0%, then the weights of all Large Stocks will be scaled down proportionately towards 1.0% by enough for the adjusted weight of the single largest Nasdaq-100

Index® security to be set to 20.0%. Second, relating to weight distribution requirement (2) above, for those Nasdaq-100 Index® securities whose individual current weights or adjusted weights in accordance with the preceding step are in excess of 4.5%, if their “collective weight” exceeds 48.0%, then the weights of all Large Stocks will be scaled down proportionately towards 1.0% by just enough for the “collective weight”, so adjusted, to be set to 40.0%.

The aggregate weight reduction among the Large Stocks resulting from either or both of the above rescalings will then be redistributed to the Small Stocks in the following iterative manner. In the first iteration, the weight of the largest Small Stock will be scaled upwards by a factor that sets it equal to the average Nasdaq-100 Index weight of 1.0%. The weights of each of the smaller remaining Small Stocks will be scaled up by the same factor reduced in relation to each stock’s relative ranking among the Small Stocks such that the smaller the Nasdaq-100 Index® security in the ranking, the less the scale-up of its weight. This is intended to reduce the market impact of the weight rebalancing on the smallest component securities in the Index.

In the second iteration, the weight of the second largest Small Stock, already adjusted in the first iteration, will be scaled upwards by a factor that sets it equal to the average index weight of 1.0%. The weights of each of the smaller remaining Small Stocks will be scaled up by this same factor, reduced in relation to each stock’s relative ranking among the Small Stocks such that, once again, the smaller the stock in the ranking, the less the scale-up of its weight.

Additional iterations will be performed until the accumulated increase in weight among the Small Stocks exactly equals the aggregate weight reduction among the Large Stocks from rebalancing in accordance with weight distribution requirement (1) and/or weight distribution requirement (2).

Then, to complete the rebalancing procedure, once the final percent weights of each of the Nasdaq-100 Index® securities are set, the Nasdaq-100 Index® share weights will be determined anew based upon the last sale prices and aggregate capitalization of the Index at the close of trading on the Tuesday in the week immediately preceding the week of the third Friday in March, June, September and December. Changes to the Index share weights will be made effective after the close of trading on the third Friday in March, June, September and December, and an adjustment to the Index divisor will be made to ensure continuity of the Index.

Ordinarily, new rebalanced weights will be determined by applying the above procedures to the current Nasdaq-100 Index share weights. However, the Nasdaq may from time to time determine rebalanced weights, if necessary, by instead applying the above procedure to the actual current market capitalization of the Index components. In those instances, the Nasdaq would announce the different basis for rebalancing prior to its implementation.

Discontinuation of The Nasdaq-100 Index®; Alteration of Method of Calculation

Nasdaq has no obligation to continue to publish, and it may discontinue the publication of, the Nasdaq-100 Index®. If Nasdaq discontinues publication of the Index and Nasdaq or another entity publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the discontinued Nasdaq-100 Index® (such index being referred to herein as an “Nasdaq-100 Index® Successor Index”), then the Nasdaq-100 Index® closing level will be determined by reference to the level of such Nasdaq-100 Index® Successor Index at the close of trading on the relevant exchange or market for the Nasdaq-100 Index® Successor Index on each relevant Index Valuation Date, Observation Date, Averaging Date, Review Date or other relevant date or dates as set forth in the relevant terms supplements.

Upon any selection by the calculation agent of an Nasdaq-100 Index® Successor Index, the calculation agent will cause written notice thereof to be promptly furnished to the trustee, to us and to the holders of the notes.

If Nasdaq discontinues publication of the Nasdaq-100 Index prior to, and such discontinuation is continuing on, an Index Valuation Date, Observation Date, Averaging Date, Review Date or other relevant date or dates as set forth in the relevant terms supplement and the calculation agent determines, in its sole discretion, that no Nasdaq-100 Index® Successor Index is available at such time, or the calculation agent has previously selected an Nasdaq-100 Index® Successor Index and publication of such Nasdaq-100 Index® Successor Index is discontinued prior to, and such discontinuation is continuing on, such Index Valuation Date, Observation Date, Averaging Date, Review Date or other relevant date, or if Nasdaq (or the publisher of any Nasdaq-100 Index® Successor Index) fails to calculate and publish a closing level for The Nasdaq-100 Index® (or any Nasdaq-100 Index® Successor Index) on any date when it would ordinarily do so in accordance with its customary practice, then the calculation agent will determine the Index closing level on such date. The Index closing level will be computed by the calculation agent in accordance with the formula for and method of calculating the Nasdaq-100 Index® or Nasdaq-100 Index® Successor Index, as applicable, last in effect prior to such discontinuation or failure to calculate or publish a closing level for the Index, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session on such date of each security most recently comprising the Nasdaq-100 Index® or Nasdaq-100 Index® Successor Index, as applicable. Notwithstanding these alternative arrangements, discontinuation of the publication or failure to calculate or publish the closing level of the Nasdaq-100 Index® may adversely affect the value of the notes.

As used herein, “closing price” of a security, on any particular day, means the last reported sales price for that security on the relevant exchange at the scheduled weekday closing time of the regular trading session of the relevant exchange. If, however, the security is not listed or traded on a bulletin board, then the closing price of the security will be determined using the average execution price per share that an affiliate of Lehman Brothers Holdings, Inc. pays or receives upon the purchase or sale of the security used to hedge Lehman Brothers Holdings Inc. obligations under the notes. The “relevant exchange” for any security (or any combination thereof then underlying the Nasdaq-100 Index® or any Successor Index) means the primary exchange, quotation system (which includes bulletin board services) or other market of trading for such security.

If at any time the method of calculating the Nasdaq-100 Index® or an Nasdaq-100 Index® Successor Index, or the level thereof, is changed in a material respect, or if the Nasdaq-100 Index® or an Nasdaq-100 Index® Successor Index is in any other way modified so that the Nasdaq-100 Index® or such Nasdaq-100 Index® Successor Index does not, in the opinion of the calculation agent, fairly represent the level of the Nasdaq-100 Index or such Nasdaq-100 Index® Successor Index had such changes or modifications not been made, then the calculation agent will, at the close of business in New York City on each date on which the Nasdaq-100 Index® closing level is to be determined, make such calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a level of a stock index comparable to the Nasdaq-100 Index® or such Nasdaq-100 Index® Successor Index, as the case may be, as if such changes or modifications had not been made, and the calculation agent will calculate the Index closing level with reference to the Nasdaq-100 Index® or such Nasdaq-100 Index® Successor Index, as adjusted. Accordingly, if the method of calculating the Nasdaq-100 Index® or an Nasdaq-100 Index® Successor Index is modified so that the level of the Nasdaq-100 Index® or such Nasdaq-100 Index® Successor Index is a fraction of what it would have been if there had been no such modification (e.g., due to a split in the Nasdaq-100 Index®), then the calculation agent will adjust its calculation of the Nasdaq-100 Index® or such Nasdaq-100 Index® Successor Index in order to arrive at a level of the Nasdaq-100 Index® or such Nasdaq-100 Index® Successor Index as if there had been no such modification (e.g., as if such split had not occurred).

License Agreement with the Nasdaq

Lehman Brothers Holdings Inc. is expected to enter into a non-exclusive license agreement with The Nasdaq Stock Market, Inc., which would grant Lehman Brothers Holdings Inc. and certain of its affiliated or subsidiary companies a license, in exchange for a fee, to use The Nasdaq-100 Index® in connection with certain products, including the notes.

THE NOTES ARE NOT SPONSORED, ENDORSED, SOLD OR PROMOTED BY NASDAQ (INCLUDING ITS AFFILIATES). NASDAQ HAS NOT PASSED ON THE LEGALITY OR SUITABILITY OF, OR THE ACCURACY OR ADEQUACY OF DESCRIPTIONS AND DISCLOSURES RELATING TO THE NOTES. NASDAQ MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED TO THE OWNERS OF THE NOTES OR ANY MEMBER OF THE PUBLIC REGARDING THE ADVISABILITY OF INVESTING IN SECURITIES GENERALLY OR IN THE NOTES PARTICULARLY, OR THE ABILITY OF THE NASDAQ-100 INDEX® TO TRACK GENERAL STOCK MARKET PERFORMANCE. NASDAQ HAS NO RELATIONSHIP TO LEHMAN BROTHERS HOLDINGS INC. OTHER THAN THE LICENSING OF THE NASDAQ-100 INDEX® AND THE RELATED TRADEMARKS FOR USE IN CONNECTION WITH THE NOTES, WHICH INDEX IS DETERMINED, COMPOSED AND CALCULATED BY NASDAQ WITHOUT REGARD TO LEHMAN BROTHERS HOLDINGS INC. OR THE NOTES. NASDAQ HAS NO OBLIGATION TO TAKE THE NEEDS OF LEHMAN BROTHERS HOLDINGS INC. OR THE OWNERS OF THE NOTES INTO CONSIDERATION IN DETERMINING, COMPOSING OR CALCULATING THE NASDAQ-100 INDEX®. NASDAQ IS NOT RESPONSIBLE FOR, AND HAS NOT PARTICIPATED IN THE DETERMINATION OF THE TIMING OF, PRICES FOR, OR QUANTITIES, OF THE NOTES OR IN THE DETERMINATION OR CALCULATION OF THE EQUATION BY WHICH THE NOTES ARE TO BE CONVERTED INTO CASH. NASDAQ HAS NO LIABILITY IN CONNECTION WITH THE ADMINISTRATION, MARKETING OR TRADING OF THE NOTES.

NASDAQ HAS NO OBLIGATION TO CONTINUE THE CALCULATION AND DISSEMINATION OF THE NASDAQ-100 INDEX® AND THE METHOD BY WHICH THE NASDAQ-100 INDEX® IS CALCULATED AND THE NAME “NASDAQ-100 INDEX®” MAY BE CHANGED AT DISCRETION. NO INFERENCE SHOULD BE DRAWN FROM THE INFORMATION CONTAINED IN THIS UNDERLYING SUPPLEMENT THAT NASDAQ MAKES ANY REPRESENTATION OR WARRANTY, IMPLIED OR EXPRESS, TO YOU OR ANY MEMBER OF THE PUBLIC REGARDING THE ADVISABILITY OF INVESTING IN SECURITIES GENERALLY OR IN THE NOTES IN PARTICULAR OR THE ABILITY OF THE NASDAQ-100 INDEX® TO TRACK GENERAL STOCK MARKET PERFORMANCE. NASDAQ HAS NO OBLIGATION TO TAKE INTO ACCOUNT YOUR INTEREST, OR THAT OF ANYONE ELSE HAVING AN INTEREST IN DETERMINING, COMPOSING OR CALCULATING THE NASDAQ-100 INDEX® . NASDAQ IS NOT RESPONSIBLE FOR, AND HAS NOT PARTICIPATED IN THE DETERMINATION OF THE TIMING OF, PRICES FOR OR QUANTITIES OF, THE NOTES OR IN THE DETERMINATION OR CALCULATION OF THE EQUATION BY WHICH THE NOTES ARE TO BE SETTLED IN CASH. NASDAQ HAS NO OBLIGATION OR LIABILITY IN CONNECTION WITH THE ADMINISTRATION, MARKETING OR TRADING OF THE NOTES. THE USE OF AND REFERENCE TO THE NASDAQ-100 INDEX® IN CONNECTION WITH THE NOTES HAVE BEEN CONSENTED TO BY NASDAQ.

NASDAQ DISCLAIMS ALL RESPONSIBILITY FOR ANY INACCURACIES IN THE DATA ON WHICH THE NASDAQ-100 INDEX® IS BASED, OR ANY MISTAKES OR ERRORS OR OMISSIONS IN THE CALCULATION OR DISSEMINATION OF THE NASDAQ-100 INDEX®.